UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.             )

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BWAY HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

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BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Notice is given that the 2010 Annual Meeting of Stockholders of BWAY Holding Company, a Delaware corporation, will be held as follows:

Date:	Monday, February 22, 2010
Time:	9:00 a.m. (Central Time)
Place:	Oak Brook Regency Towers 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois 60523

Purpose of the Meeting

The Board of Directors has called the meeting for the following purposes:

1.	To elect nine members to serve on the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3.	To transact such other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

Record Date

Only stockholders of record of our Common Stock as of the close of business on January 21, 2010 are entitled to receive notice of, to attend and to vote at the meeting.

By Order of the Board of Directors,

Jeffrey M. O’Connell

Vice President, Treasurer and Secretary

Atlanta, Georgia

January 15, 2010

YOUR VOTE IS IMPORTANT

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please vote your shares as promptly as possible, to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

Proxy Statement

In this Proxy Statement, the terms we, us, our, the Company and BWAY Holding refer to BWAY Holding Company, a Delaware corporation. In this Proxy Statement, the term BWAY refers to BWAY Corporation, a Delaware corporation and subsidiary of BWAY Holding.

This Proxy Statement is being furnished to holders of our Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”).

At the Annual Meeting, our stockholders will be asked:

1.	To elect nine members to serve on the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3.	To transact such other business that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

DATE, TIME AND PLACE OF MEETING

The Annual Meeting will be held at the Company’s executive office located outside Chicago, Illinois on Monday, February 22, 2010, at 9:00 a.m. (Central Time). The office is located in the East Tower of the Oak Brook Regency Towers, 1415 West 22nd Street Suite 550E, Oak Brook, Illinois 60523.

SHARES OUTSTANDING ON RECORD DATE AND ENTITLED TO VOTE

Only holders of record of our Common Stock at the close of business on January 21, 2010 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of Common Stock entitles its holder to one vote. As of the Record Date, there were 22,361,376 shares of Common Stock outstanding. There are no other classes of capital stock outstanding.

PROXY MATERIALS

This Proxy Statement, form of proxy and voting instructions are first being made available to stockholders on or about January 22, 2010. This Proxy Statement, the Annual Report to Shareholders and our annual report on Form 10-K for the fiscal year ended September 27,2009 are available on our website (www.bwaycorp.com) under the link for “Investor Relations –SEC Filings.”

VOTING AND REVOCATION OF PROXIES

Voting Your Proxy

Whether or not you plan to attend the Annual Meeting, you may grant a proxy to vote your shares by marking your vote, signing your name exactly as it appears on your proxy card, dating your card and promptly returning it in the envelope provided.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the ratification of appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010 and FOR the election of each of nine directors nominated to serve on the Board until our next annual meeting of stockholders.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	attending the Annual Meeting and voting in person;

•	delivering a properly executed, later-dated proxy prior to the Annual Meeting; or

•	delivering a written notice of revocation to the Company’s corporate secretary at the Company’s principal executive office prior to the Annual Meeting.

Other Matters

The Board does not presently intend to bring any other business before the Annual Meeting, and it is not aware of any other matters to be raised at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment in the interest of the Company.

QUORUM AND VOTING REQUIREMENTS

Quorum

For business to be conducted at the Annual Meeting, a quorum must be present. Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes and for all other matters as well. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. A stockholder may abstain from voting with respect to each item submitted for stockholder approval. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business, but will not be counted as votes cast. Where a broker or nominee is not instructed to vote on a particular proposal, such broker or nominee has discretion to vote its clients’ shares with respect to “routine” matters (see “Votes Required,” below). If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Votes Required

With respect to the election of directors, the directors receiving the highest number of votes will be elected. Other than for the election of directors, the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The election of directors is not considered a “routine” matter under New York Stock Exchange (“NYSE”) rules. The ratification of the appointment of independent registered public accounting firm is considered a “routine” matter under NYSE rules. NYSE rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions. NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions. Abstentions will be counted in determining whether a quorum is present for the transaction of business, but will not be counted as votes cast.

SOLICITATION OF PROXIES AND COST OF SOLICITATION

The Company is soliciting proxies from our stockholders, and we will bear the costs of the solicitation. We will bear the costs of the preparation, printing and distribution of proxy materials. Upon request, we will reimburse brokerage firms, banks and other stockholder representatives for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We expect to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of the Company do not receive additional compensation for soliciting stockholder proxies.

ANNUAL REPORT

The Annual Report to Shareholders containing financial statements for the fiscal year ended September 27, 2009 is being provided with the Proxy Statement. The Company’s audited consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ended September 27, 2009, as filed with the SEC on December 11, 2009.

Shareholders may request a copy of the Annual Report to Shareholders by writing or telephoning us at: BWAY Holding Company, Investor Relations, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, telephone (770) 645-4800. The annual report on Form 10-K may be accessed on the Internet through our website at www.bwaycorp.com or through the SEC’s website at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

At the Annual Meeting, all members of the Board, consisting of nine (9) persons, will be elected to hold office until our 2011 annual meeting of stockholders or until their successors are duly elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced.

All of the nominees for election as directors at the Annual Meeting currently serve as directors of the Company and are standing for re-election. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, nominated each of the Company’s nominees for director.

The name and certain background information about our directors as of the Record Date is set forth below. There are no family relationships among directors or executive officers of the Company.

Director	Positions Held With the Company, Principal Occupation for Last Five Years and Directorships Held
Jean-Pierre M. Ergas Non-Executive Chairman Age 70	Mr. Ergas became our and BWAY’s Non-Executive Chairman on January 1, 2008. Mr. Ergas served as our Executive Chairman from March 2007 to December 2007 and the Executive Chairman of BWAY from January 2007 to December 2007. Mr. Ergas has been a member of our board of directors since February 2003. He served as the Chairman and Chief Executive Officer of BWAY from January 2000 to January 2007. Mr. Ergas has served as one of BWAY’s directors since August 1995 and served as Vice Chairman of BWAY’s board of directors from July 1999 to December 1999. Mr. Ergas is a director of Dover Corporation, General Moly, Inc. and Compagnie Plastic Omnium.
Warren J. Hayford Non-Executive Vice-Chairman (Independent) Age 80	Mr. Hayford became our Non-Executive Vice-Chairman in February 2003 and Non-Executive Vice-Chairman of BWAY in December 1999. Mr. Hayford has been a member of our board of directors since February 2003. From 1989 until December 1999, Mr. Hayford served as BWAY’s Chief Executive Officer and Chairman of the Board.
Earl L. Mason (Independent) Age 62	Mr. Mason became one of our directors and a director of BWAY in June 2007. Mr. Mason presently serves as the Chairman of the Board of Dividend Growth Fund. From 2002 until 2006, Mr. Mason served as the Lead Director and Chairman of the Audit Committee at Earle M. Jorgensen Company.
Lawrence A. McVicker (Independent) Age 69	Mr. McVicker became one of our directors in March 2007 and became a director of BWAY in October 2004. Mr. McVicker is currently the Chief Executive Officer of MVOC, LLC (since 2004). Mr. McVicker was Chairman and Chief Executive Officer of North America Packaging Corporation (a subsidiary of BWAY since July 2004) from 2001 to July 2004 and was President and Chief Operating Officer of Southcorp Packaging USA from 1999 to 2001.
David M. Roderick (Independent) Age 85	Mr. Roderick became one of our directors in July 2004 and became a director of BWAY in May 2003. Mr. Roderick served as Chairman of the Board of Earle M. Jorgensen Company from January 1998 until 2006. Mr. Roderick is a director of Kelso & Company (“Kelso”).

Director	Positions Held With the Company, Principal Occupation for Last Five Years and Directorships Held
Kenneth M. Roessler President and Chief Executive Officer Age 47	Mr. Roessler became one of our directors in December 2008 and became a director of BWAY in February 2009. Mr. Roessler became our President and Chief Executive Officer in March 2007 and became the President and Chief Executive Officer of BWAY in January 2007. Mr. Roessler was BWAY’s President and Chief Operating Officer from March 2006 to January 2007 and served as President and Chief Operating Officer of our former BWAY Packaging division from July 2004 to January 2007. From July 2004 to March 2006, Mr. Roessler served as BWAY’s Senior Vice President. From January 2003 to July 2004, Mr. Roessler served as BWAY’s Chief Operating Officer and from March 2000 until January 2003, he served as BWAY’s Executive Vice President of sales and marketing. From June 1993 to February 2000, Mr. Roessler served in various senior management positions with Southcorp Packaging USA, including vice president of sales and marketing from 1998 to February 2000, vice president and general manager from 1995 to 1998, and vice president and chief financial officer from June 1993 through 1995. Prior to June 1993, Mr. Roessler held senior management positions with Berwind Corporation.
Wellford L. Sanders, Jr. (Independent) Age 64	Mr. Sanders became one of our directors in May 2008 and a director of BWAY in February 2009. Mr. Sanders is a Managing Director, Wells Fargo Securities, a position he has held since 1997.
David I. Wahrhaftig Age 52	Mr. Wahrhaftig became one of our directors in September 2002 and a director of BWAY in February 2003. Mr. Wahrhaftig joined Kelso in 1987 and has served as a managing director since 1997. Mr. Wahrhaftig is also a director of DSW Holdings, Inc. and Renfro Corporation.
Thomas R. Wall, IV Age 51	Mr. Wall became one of our directors in September 2002 and became a director of BWAY in February 2003. Mr. Wall joined Kelso in 1983 and has served as a managing director since 1990. Mr. Wall is also a director of Ellis Communications Group, LLC, Endurance Business Media, Inc. and Renfro Corporation.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” the election of each of its nominees for director named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010. At the Annual Meeting, the Board is asking stockholders to vote in favor of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If the appointment of Deloitte & Touche LLP were not to be ratified by the stockholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would consider an unfavorable vote.

Deloitte & Touche LLP has advised the Audit Committee that they are independent accounting with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and the federal securities laws administered by the SEC. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

CORPORATE GOVERNANCE

The Board oversees our business and affairs and advises management regarding a broad range of subjects including our strategies and operating plans. Members of the Board monitor and evaluate our business performance through regular communication with our chief executive officer and other members of management, and by attending Board meetings and Board committee meetings.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of the members of the Board will satisfy the independence requirements of the New York Stock Exchange (“NYSE”).

The NYSE independence rules require the Board to affirmatively determine that a director or director nominee does not have a material relationship with the Company (directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the rules provide that no director or director nominee may be deemed independent if:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.	The director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these standards, the Board has determined that each director that served during fiscal 2009, with the exception of Messrs. Ergas, Roessler, Wahrhaftig and Wall, was considered independent at the end of fiscal 2009. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with the directors. The Board determined that (a) Mr. Ergas was not independent because he was an employee of the Company until December 31, 2007, (b) Mr. Roessler was not independent because he is as an officer of the Company, and (c) Messrs. Wahrhaftig and Wall were not independent because they are managing members of Kelso, to whom we paid approximately $5.4 million in fiscal 2007.

The Board has also determined that each of the members that served on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee during fiscal 2009 was considered independent under applicable standards.

We have posted a copy of our Corporate Governance Guidelines on our website (www.bwaycorp.com) under the link for “Investor Relations — Corporate Governance.” Upon request, a paper copy of this document is available to stockholders free of charge.

BOARD MEETINGS AND COMMITTEES

Including both in-person and telephonic meetings during fiscal 2009, our Board met a total of 6 times and our three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committees, met a total of 13 times. Although we may form special committees from time to time, we did not form any special committees in fiscal 2009. The non-management members of the Board meet periodically in executive session without management. The presiding director at each executive session is determined by a majority vote of the independent directors attending such meeting.

All incumbent directors attended more than 75% of meetings of the Board and of the Board committees on which they served in fiscal 2009. With the exception of Mr. Roessler, none of our directors attended the Company’s 2009 annual meeting of stockholders. Our Corporate Governance Guidelines (the “Guidelines”) do not require directors to attend the annual meeting of stockholders.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed of the following members:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chairman	Mr. Mason	Mr. Hayford	Mr. Roderick
Other Members	Mr. McVicker Mr. Sanders	Earl L. Mason Mr. Sanders	Mr. Hayford Mr. McVicker
Number of Committee Meetings Held in Fiscal 2009	6	5	3

The Guidelines provide that a director having attained age 85 will automatically cease to be a director of the Company effective as of the annual meeting of shareholders immediately following such director’s 85th birthday, unless the Board otherwise determines that the re-election of the director would be in the best interest of the Company. Mr. Roderick attained the age of 85 in May 2009. The Board has determined that his continued service on the Board would be in the best interest of the Company and has nominated him for re-election.

Each committee acts under a charter adopted and approved by the Board. We have posted a copy of each charter on our website (www.bwaycorp.com) under the link for “Investor Relations — Corporate Governance.” Upon request, a paper copy of any of these documents is available to stockholders free of charge.

AUDIT COMMITTEE

The Board, in its business judgment, has determined that each of the members of the Audit Committee meets the audit committee member financial literacy requirements of the NYSE listing standards. The Board has also determined that each member meets the audit committee member independence requirements of the NYSE listing standards, Exchange Act Rule 10A-3(b) and SEC rules and regulations.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 27, 2009 with management.

The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 27, 2009.

Audit Committee

Earl L. Mason, Chairman

Lawrence A. McVicker

Wellford L. Sanders, Jr.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for the consideration and determination of executive and director compensation. The Company’s processes and procedures regarding compensation are described under “Director Compensation” beginning on page 10 and under “Executive Compensation” beginning on page 14.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Governance Committee (“Nominating Committee”) is responsible for screening and recommending director candidates to the Board for nomination. The Nominating Committee may engage an independent search firm to assist in identifying appropriate candidates to consider as additions to the Board. When there is an opening on the Board, the Nominating Committee will also consider nominations received from our stockholders, if the proposed candidates meet the director qualification standards of the Company. The Nominating Committee will evaluate the resumes of any qualified candidates recommended for nomination.

Generally, in order to be considered for nomination, a candidate must have (i) high professional and personal ethics and values; (ii) a strong record of significant leadership and meaningful accomplishments in his or her field; (iii) broad policy-making experience; (iv) the ability to think strategically; (v) sufficient time to carry out the duties of Board membership; and (vi) a commitment to enhancing stockholder value and representing the interests of all stockholders. The committee evaluates all candidates based on these qualification standards and the current needs of the Board.

Stockholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by stockholders should be submitted in writing to the Chairman, Nominating and Governance Committee, c/o Corporate Secretary, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

All of the nominees for election at the Annual Meeting are current directors of the Company standing for re-election.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hayford, Mason and Sanders served as members of the compensation committee during fiscal 2009.

During fiscal 2009, there were no compensation committee interlocks and, except as disclosed under “Compensation Discussion and Analysis” below, there was no insider participation in compensation committee decisions.

No member of the compensation committee during fiscal 2009 was an officer or employee of the Company. Other than Mr. Hayford, no member of the compensation committee during fiscal 2009 was a former officer of the Company. Mr. Hayford served as the Chief Executive Officer of BWAY prior to January 2000.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders and interested parties who wish to contact the Board, any individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) at BWAY Holding Company, c/o Corporate Secretary, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

The corporate secretary will forward all written stockholder correspondence to the appropriate Board member(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The corporate secretary may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Board values effective corporate governance and adherence to high ethical standards. As such, in addition to the Guidelines, the Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees. We have posted a copy of our Code of Business Conduct and Ethics on our website (www.bwaycorp.com) under the link for “Investor Relations — Corporate Governance.” Upon request, a paper copy of this document is available to stockholders free of charge.

DIRECTOR COMPENSATION

OVERVIEW OF DIRECTOR COMPENSATION

The Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within the Company; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with comparably sized public companies.

Non-Employee Director Compensation

Non-employee directors of the Company receive the following compensation under the terms of the BWAY Holding Company Independent Director Compensation Policy:

Description	Amount
Annual cash retainer	$40,000
Annual equity grant	50,000
Board or committee meeting fee (excluding audit committee meeting fee to chair)	1,500
Chair of the Audit Committee meeting fee	4,000

The number of shares issued under the annual equity-based retainer award is calculated using the closing price of the Company’s common stock on the date of the first board meeting of the fiscal year. The award is in the form of restricted stock, which vests on the last day of such fiscal year. If the service of an independent director terminates other than because of death or disability prior to the last day of such fiscal year, the unvested restricted stock then held will be forfeited. If an independent director is appointed during the fiscal year, the retainer is prorated from the date of appointment.

Mr. Ergas, as non-executive chairman of the Board, receives $140,000 annually and, at the discretion of the Board, may be entitled to an annual bonus award. The director compensation for Mr. Ergas is pursuant to a letter agreement.

Director Stock Ownership Guidelines

The Compensation Committee has not established stock ownership guidelines for our non-management directors.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, we extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

2009 DIRECTOR SUMMARY COMPENSATION TABLE

Non-employee directors of the Company who served during fiscal 2009 earned the following compensation:

Director	Fees Earned or Paid In Cash		Stock Awards(1)	Non-qualified Deferred Compensation Earnings		All Other		Total
Mr. Ergas	$660,000	(2)	$—	$483,617	(3)	$304,896	(4)	$1,448,513
Mr. Hayford	61,000	(5)	50,000	160,373	(6)	—		271,373
Mr. Mason	80,500	(7)	50,000	—		—		130,500
Mr. McVicker	62,500	(8)	50,000	—		—		112,500
Mr. Roderick	53,500	(9)	50,000	—		—		103,500
Mr. Sanders	64,000	(10)	50,000	—		—		114,000
Mr. Wahrhaftig	—		—	—		—		—
Mr. Wall	—		—	—		—		—

(1)	Under the BWAY Holding Company Independent Director Compensation Policy, each independent director is granted an annual equity-based retainer award with a value of approximately $50,000. Such award is in the form of restricted stock, which vests on the last day of the fiscal year.

At September 27, 2009, the aggregate number of stock awards outstanding to directors was: Messrs. Hayford, McVicker and Roderick — 15,593 shares each; Mr. Mason—18,753 shares; and Mr. Sanders—11,329 shares

(2)	The amount represents $140,000 in fees and a bonus of $520,000, each paid in cash. The bonus, approved by the board, was earned in fiscal 2009 and paid in December 2009.

(3)	During fiscal 2009, we accrued and expensed $483,617 related to Mr. Ergas’ supplemental executive retirement plan. During fiscal 2009, we paid Mr. Ergas $273,000 in benefits under this plan.

(4)	The amount represents $260,000 in consulting fees, $27,717 in travel benefits for Mrs. Ergas and $17,179 in other miscellaneous benefits. The consulting fees were paid pursuant to a consulting agreement with Ergas Ventures, LLC, of which Mr. Ergas is a managing director.

(5)	The amount represents $40,000 in retainer fees and $21,000 in meeting fees.

(6)	During fiscal 2009, we accrued and expensed $160,373 related to Mr. Hayford’s supplemental executive retirement plan. During fiscal 2009, we paid Mr. Hayford $157,500 in benefits under this plan.

(7)	The amount represents $40,000 in retainer fees and $40,500 in meeting fees, each paid in cash.

(8)	The amount represents $40,000 in retainer fees and $22,500 in meeting fees, each paid in cash.

(9)	The amount represents $40,000 in retainer fees and $13,500 in meeting fees, each paid in cash.

(10)	The amount represents $40,000 in retainer fees and $24,000 in meeting fees, each paid in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At January 11, 2010, there were 22,361,376 shares of the Company’s common stock issued and outstanding. The following table sets forth, as of January 11, 2010, the beneficial ownership of BWAY Holding’s common stock by each of the current executive officers, by directors, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of January 11, 2010 are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each director and executive officer is BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Directors and Executive Officers
Jean-Pierre M. Ergas, Non-Executive Chairman	1,285,794	(1)	5.4%
Warren J. Hayford, Non-Executive Vice-Chairman (Independent)	1,894,494	(2)	8.2%
Earl L. Mason, Independent Director	21,781	(3)	*
Lawrence A. McVicker, Independent Director	18,621	(3)	*
David M. Roderick, Independent Director	18,621	(3)	*
Wellford L. Sanders, Jr., Independent Director	14,357	(3)	*
Thomas R. Wall, IV, Director(4),(5)	—		*
David I. Wahrhaftig, Director(4),(5)	—		*
Kenneth M. Roessler, President and Chief Executive Officer, Director	630,991	(6)	2.7%
Michael B. Clauer, Executive Vice President and Chief Financial Officer	16,667	(7)	*
Kevin C. Kern, Senior Vice President and Chief Administrative Officer	231,455	(8)	1.0%
Jeffrey M. O’Connell, Vice President, Treasurer and Secretary	94,181	(9)	*
Dennis A. Bednar, Executive Vice President, Operations	20,000	(10)	*
All Directors and Executive Officers as a Group (13 persons)	4,246,962	(11)	16.8%
Other Stockholders
Kelso Investment Associates VI, L.P.	9,928,103	(12)	44.4%
KEP VI, LLC	9,928,103	(12)	44.4%
ValueAct SmallCap Master Fund, L.P.	1,365,654	(13)	6.1%

*	Less than 1%.

(1)	The figure represents options to purchase 1,285,794 shares, which could be exercised within 60 days of January 11, 2010. The options are held by Mr. Ergas (1,073,845 options) and by Sagre Group, L.P. (211,949 options). Sagre Group, L.P., is a limited partnership of which Mr. Ergas is the managing partner.

The figure does not include unvested options to purchase 428,037 shares, which we do not believe will vest and become exercisable within 60 days of January 11, 2010. These options will vest and become exercisable upon the achievement of certain stock performance criteria, which are discussed in footnote 1 to the table under “Outstanding Equity Awards at Fiscal Year-End” below.

(2)	The figure includes: (a) 18,622 outstanding shares owned by Mr. Hayford (3,028 of the shares were issued under the Company’s independent director compensation plan for fiscal 2010. The shares are restricted and will vest ratably over the fiscal year ending September 30, 2010. Although not fully vested as of January 11, 2010, Mr. Hayford has sole voting power of the shares.); (b) options to purchase 754,074 shares, which he could exercise within 60 days of January 11, 2010; (c) 376,636 outstanding shares in two grantor retained annuity trusts (“GRAT”) from which Mr. Hayford receives annual annuity payments; (d) 175,949 outstanding shares in a family trust of which Mr. Hayford is beneficial owner; and (e) 569,213 outstanding shares held by the Warren Hayford Declaration of Trust, of which Mr. Hayford is beneficial owner.

Mr. Hayford is the settlor and the trustee of each GRAT. The 2009 Children Annuity Trust holds 76,636 shares and the 2009A Children Annuity Trust holds 300,000 shares. Mr. Hayford disclaims beneficial ownership of the shares held by the GRATs, except to the extent of his pecuniary interest therein.

(3)	The figure includes 3,028 shares issued under the Company’s independent director compensation plan for fiscal 2010. The shares are restricted and will vest at the end of the fiscal year on September 30, 2010. Although the shares will not be fully vested within 60 days of January 11, 2010, the director has sole voting power of the shares and the shares are included in the calculation of beneficial ownership.

(4)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(5)	Messrs. Wall and Wahrhaftig, as well as Frank T. Nickell, George E. Matelich, Michael B. Goldberg, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro and James J. Connors, II, may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of their status as managing members of KEP VI, LLC and Kelso GP VI, LLC, the general partner of Kelso Investment Associates VI, L.P. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the shares of common stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaim beneficial ownership of such shares.

(6)	The figure includes 37,311 outstanding shares owned by Mr. Roessler and options to purchase 593,680 shares, which Mr. Roessler could exercise within 60 days of January 11, 2010.

(7)	The figure represents options to purchase 16,667 shares, which Mr. Clauer could exercise within 60 days of January 11, 2010.

(8)	The figure represents: (a) 23,897 outstanding shares owned by Mr. Kern; and (b) options to purchase 207,558 shares, which Mr. Kern could exercise within 60 days of January 11, 2010.

(9)	The figure represents: (a) 8,018 outstanding shares owned by Mr. O’Connell; (b) 15,000 outstanding shares held by the Jeffrey M. O’Connell, Sr. Living Trust dated August 5, 2008, of which Mr. O’Connell is trustee; and (c) options to purchase 71,163 shares, which Mr. O’Connell could exercise within 60 days of January 11, 2010.

(10)	The figure represents options to purchase 20,000 shares, which Mr. Bednar could exercise within 60 days of January 11, 2010.

(11)	The figure of outstanding shares and options, as described in the preceding footnotes and in footnote 12 below, excludes shares held by Kelso Investment Associates VI, L.P. and KEP VI, LLC that may be deemed to be beneficially owned by Mr. Wall and Mr. Wahrhaftig.

(12)	The shares of common stock beneficially owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC represent the combined share ownership of Kelso Investment Associates VI, L.P. and KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC, due to their common control, could be deemed to beneficially own each of the other’s shares, but disclaim such beneficial ownership. The business address of each reporting person is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(13)	Information is based solely on a Schedule 13D/A filed with the SEC on December 10, 2009. Each of ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood reports having sole voting and dispositive power for 1,365,654 shares on the Schedule 13D/A. Includes 1,365,654 shares owned directly by ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC as the General Partner of ValueAct SmallCap Master Fund, L.P., (ii) ValueAct SmallCap Management, L.P. as the manager of ValueAct SmallCap Master Fund, L.P. and (iii) ValueAct SmallCap Management, LLC as the General Partner of ValueAct SmallCap Management, L.P. and, as such, may be deemed to be the beneficial owner of the shares held by ValueAct SmallCap Master Fund, L.P. Mr. Lockwood is the Managing Member of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC and may also be deemed to be the beneficial owner of the shares. Mr. Lockwood disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein. The address of each of the reporting persons is 435 Pacific Avenue, San Francisco, CA 94133.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of our registered common stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

Upon request, our employees prepare these reports for our directors and executive officers based on information obtained from them and from our records. Based on a review of information available to us, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during the fiscal year ended September 27, 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The information presented in this compensation discussion and analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers,” that served during the fiscal year ended September 27, 2009:

•	Kenneth M. Roessler, President and Chief Executive Officer;

•	Michael B. Clauer, Executive Vice President and Chief Financial Officer;

•	Kevin C. Kern, Senior Vice President and Chief Administrative Officer;

•	Jeffrey M. O’Connell, Vice President, Treasurer and Secretary;

•	Dennis A. Bednar, Executive Vice President, Operations; and

•	Thomas K. Linton, Senior Vice President and President and Chief Operating Officer—NAMPAC Division.

Messrs. Roessler and O’Connell held the positions indicated for the entire fiscal year. Mr. Clauer was hired in January 2009. Mr. Kern served as Vice President of Administration and Chief Financial Officer until January 2009. Mr. Bednar served as President and Chief Operating Officer of our BWAY Packaging division until June 2009. Mr. Linton resigned from the Company in May 2009. Although Mr. Linton was not an executive officer at the end of the fiscal year, he has been included as a named executive officer because he served as an executive officer during the fiscal year and would have otherwise been included if in that position at the end of the fiscal year.

Biographical information on our named executive officers can be found in Item 10, “Directors, Executive Officers and Corporate Governance” of the annual report on Form 10-K for the fiscal year ended September 27, 2009 or on our website (www.bwaycorp.com) under the link for “Investor Relations—Corporate Governance,” except for Mr. Linton. Mr. Linton served as Senior Vice President of BWAY Holding from March 2007 to May 21, 2009. He served as President and Chief Operating Officer of our NAMPAC Division from July 2004 to May 21, 2009. Prior to our acquisition of NAMPAC in July 2004, Mr. Linton was Vice President and General Manager of NAMPAC’s Western Division.

Compensation Objectives

The fundamental objectives of our executive compensation programs are to ensure that the elements of executive compensation advance both the short-term and long-term interests of stockholders and ensure that we are able to attract and retain executive management talent.

How We Determine Compensation

The Compensation Committee is responsible for discharging the Board’s responsibilities related to executive compensation. The duties and responsibilities of the Compensation Committee include, but are not limited to, the following:

•	Establish our general compensation philosophy, and, in consultation with senior management, oversee the development and implementation of our compensation programs;

•

At least annually: (i) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (ii) evaluate the performance of the Chief Executive Officer in light of those goals and objectives, (iii) report the results of such evaluation to the Board and (iv) determine the Chief Executive Officer’s compensation level based on this evaluation;

•

At least annually, review and approve all compensation arrangements of our named executive officers and other senior executives, including, without limitation: (i) annual base salary; (ii) short-term incentive levels; (iii) long-term incentive levels; (iv) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (v) any special or supplemental benefits;

•

Review and make recommendations to the Board with respect to compensation, incentive-compensation plans and equity-based plans, other than as related to the Chief Executive Officer, and oversee the administration of these plans, including the discharge of any responsibilities imposed on the Compensation Committee by any of these plans;

•	Periodically review and make recommendations to the Board regarding director compensation;

•

Oversee regulatory compliance with respect to compensation matters, including our policies on structuring compensation programs to preserve tax deductibility (including, as and when required, for compliance with Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”), establishing performance goals and certifying that such performance goals and any other material terms have been attained);

•	Report to the Board periodically on all matters for which the Compensation Committee has responsibility; and

•

Exercise such other powers and perform such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified in its Charter and as may from time to time be delegated to the Compensation Committee by the Board.

At the beginning of each fiscal year, management provides the Compensation Committee with compensation recommendations for the named executive officers. Management presents the committee with an analysis supporting its recommendations.

The Compensation Committee reviews the recommendations and discusses them with management. The Compensation Committee’s review is comprehensive and includes consideration of many factors, including: (i) the alignment of the proposed compensation with our compensation objectives; (ii) the overall value of the compensation package; and (iii) the comparability of supplemental compensation, benefits, perquisites and protections commonly extended to executive officers of other comparably sized companies.

The Compensation Committee engages an independent compensation consultant to assist in the development of compensation data, which is provided to management to facilitate management’s analysis. The proprietary information provided by the compensation consultant includes comparative market compensation based on comparable positions of responsibility using competitive pay levels. The consultant determines competitive pay levels through regression analysis, a statistical technique that considers the relationship between total revenue and compensation. The analysis provides management and the committee with competitive data at various percentile ranks within the distribution of compensation. The Compensation Committee uses the percentile ranks as a guide and does not have a specific policy to maintain executive compensation at or within certain percentiles. In addition, the focus of the analysis provided by the consultant is based on a job position and does not consider individual incumbent factors, such as performance, years of experience, skill set or perceived value of the position to the company. The Compensation Committee using its judgment evaluates each of these additional factors.

Role of Executive Officers in Determining Compensation

Mr. Roessler provides his compensation recommendations for the other named executive officers to the Compensation Committee. His recommendations are based on his assessment of the officers’ individual performance, duties and responsibilities.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include a short-term annual incentive plan (“AIP”); long-term incentive plans (“LTIPs”); and retirement savings plans.

Elements of Compensation

We approach our compensation objectives through the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based
Short-Term Incentive	Cash	Provide the opportunity to earn competitive compensation directly linked to our performance	Return on Invested Capital (ROIC) and Adjusted EBITDA less Capital Expenditures
Long-Term Incentive	Stock options	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our company	BWAY Holding common stock price
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance, disability and paid vacation plans	Provide competitive broad-based employee benefits	Not performance-based
Executive Benefits and Perquisites	Termination and change-in-control benefits for certain executives, reimbursement for out-of-pocket expenses under our basic salaried health insurance program (including deductibles and co-payments), automobile allowances, country/health club dues and, for our chief executive officer, supplemental retirement benefits	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

Analysis of Compensation Elements

Base Salary

The Compensation Committee generally determines base salary levels for our named executive officers early in the fiscal year, with changes becoming effective during the second quarter. Generally, base salary is determined based upon a review of the following factors: (i) internal value of the position relative to other positions; (ii) external value of the position or comparable position; and (iii) individual performance compared with individual objectives.

In fiscal 2009, base salary for our named executive officers was unchanged from fiscal 2008. Based on cost containment programs implemented by management, base salary for the majority of participants in the Company’s AIP was frozen, including for each named executive officer. The committee believed that management would be adequately compensated in fiscal 2009, in accordance with our compensation objectives, through the AIP if management achieved fiscal 2009 performance goals.

Short-Term Incentive

Short-term incentive awards, which are payable in cash under our AIP, are based on a percentage of base salary, and annual awards are targeted at 1.5 times the base percentage (“Target Bonus”). The base percentage is determined based on: (i) each named executive officer’s position of responsibility as determined by the independent compensation consultant; (ii) the proportion of total short-term compensation paid as base salary; and (iii) relativity to the roles of the other named executive officers. The base percentages for each named executive officer remained unchanged from fiscal 2008 and no changes are expected for fiscal 2010.

The following chart shows the fiscal 2009 base percentage and Target Bonus opportunity for each named executive officer:

Named Executive Officer	Base Percentage	Target 2009 Short-Term Incentive Award Opportunity
Mr. Roessler	70%	$655,200
Mr. Clauer	50	225,000
Mr. Kern	50	262,650
Mr. O’Connell	40	135,960
Mr. Bednar	50	225,000
Mr. Linton	50	270,375

Based on actual results compared with specific performance goals, base bonus percentage can be multiplied up to 2.5 times if maximum performance goals are achieved or may be zero if threshold performance goals are not achieved. The Compensation Committee approves specific goals at the beginning of each fiscal year. Performance goals are expected to be challenging, but achievable with significant effort. The base percentage may be allocated among several metrics, each based on specific performance goals, with a different multiplier. Performance goals must be met after the effect of AIP related compensation expense. In this way, the AIP is “self-funding.” We believe our commitment to linking executive compensation with increasing stockholder value is demonstrated by the selected performance metrics used to determine AIP awards.

After operating results have been finalized for the fiscal year, proposed AIP payments are presented to the Compensation Committee for final approval. AIP amounts are paid in the first quarter of the subsequent fiscal year.

For Messrs. Roessler, Clauer, Kern and O’Connell, AIP performance metrics for fiscal 2009 were based 50% on consolidated earnings before interest, taxes, depreciation and amortization, as adjusted by adding back restructuring expense and certain one-time adjustments (“Adjusted EBITDA”) less capital expenditures and 50% on consolidated return on invested capital (“ROIC”). For Messrs. Bednar and Linton, as divisional officers during the fiscal year, AIP performance metrics for fiscal 2009 were based 50% on divisional ROIC, 25% on consolidated Adjusted EBITDA less capital expenditures and 25% on consolidated ROIC.

In fiscal 2009, the Company exceeded the maximum established performance goals for consolidated Adjusted EBITDA less capital expenditures, consolidated ROIC and divisional ROIC for the BWAY Packaging division. The base percentage related to these metrics was multiplied 2.5 times. Actual divisional ROIC for the NAMPAC division was slightly less than the targeted goal. The base percentage related to this metric was multiplied 1.25 times.

Long-Term Incentive

At the end of fiscal 2009, the Compensation Committee approved a long-term incentive award in the form of service options to certain members of management, including the named executive officers. The Compensation Committee approved the award, in part, to ensure overall compensation to members of management, including the named executive officers, remained competitive. Prior to this award, the previous long-term incentive award to Messrs. Roessler, Kern and O’Connell was granted immediately after the Kelso buyout in February 2003. Messrs. Clauer, Bednar and Linton were employed by the Company subsequent to 2003 and each received a long-term incentive award in conjunction with their employment.

Prior to the initial public offering in 2007, all LTIP awards consisted of a combination of service options, which vested over three years, performance options, which vested over five years if certain annual and cumulative performance goals were achieved, and exit options, which vested if certain exit events occurred and certain cumulative return on investment criteria were met. Concurrent with the initial public offering, the Board approved the vesting of all unvested performance options and the vesting of a portion of the exit options based on the percentage of the cumulative return on investment criteria as of the initial public offering. In addition, the vesting criteria for the remaining unvested exit options were modified so the options could vest in three tranches if certain BWAY Holding stock price targets were achieved. The options awarded and the vesting modifications made at the initial public offering are consistent with our compensation objectives to advance the long-term interest of our stockholders, as well as to retain executive management talent.

The options awarded to Messrs. Clauer and Bednar in conjunction with their employment and those awarded to each named executive officer at the end of fiscal 2009, as discussed above, were granted pursuant to the LTIP adopted by the Board in fiscal 2007 in contemplation of the initial public offering. These awards are service options that vest in three equal annual installments beginning on the first anniversary of the grant.

For a discussion of our LTIPs, see Note 11,”Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009. In addition, see “Stock Ownership Guidelines” below.

Perquisites and Other Benefits

In addition to certain employee benefits and perquisites offered to all employees the named executive officers may be entitled to certain other perquisites and benefits including an automobile allowance, reimbursement for expenses not covered under our health insurance plans, termination and change-in-control benefits and club dues. We provide executive benefits and perquisites to compete for executive talent and to promote the health, well-being and financial security of the executive. A description of executive benefits and perquisites for each named executive officer, and the costs associated with providing them, are reflected in the “All Other Compensation” column of the “Summary Compensation Table” under “Compensation of Executive Officers” on page 21.

Retirement Savings Plans

Our retirement savings plans are intended to meet the requirements of Section 401(k) of the IRC. With the exception of Mr. Linton, each of the named executive officers is eligible to participate in the BWAY retirement savings plan. Mr. Linton was eligible to participate in the NAMPAC retirement savings plan. The BWAY plan matched 100% of the first 4% of employee contributions, up to a maximum of $9,600 for calendar year 2009, and the NAMPAC plan contributed 3% of base salary without an employee participation requirement, up to a maximum of $7,200 for calendar year 2009. Company contributions to these retirement savings plan vest immediately. The NAMPAC retirement savings plan was closed effective December 31, 2009.

Although we currently intend to continue the BWAY retirement savings plan, as well as to make employer contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. The plans are not expected to provide sufficient income replacement relative to our named executive officers’ anticipated retirement needs. The potential retirement income gap for our named executive officers may be filled by other reward elements, including long-term incentives and supplemental executive retirement plans.

Supplemental Executive Retirement Plan

Mr. Roessler participates in a supplemental executive retirement plan. Benefits payable under the plan are discussed in the discussion of Mr. Roessler’s employment agreement, which begins on page 26.

Equity Award Grant Practices

All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards

Equity awards are discretionary and are not granted on a set schedule. The Compensation Committee is evaluating future grants, if any, of additional equity awards to our named executive officers. Special long-term incentive awards are generally granted, as deemed necessary, at regularly scheduled committee meetings for new hires, promotions, recognition or retention purposes. We do not coordinate or time the release of material non-public information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date

The grant date is the date that the Compensation Committee approves the equity award and the Company and the award recipient reach a mutual understanding of the key terms and conditions of the award.

Determination of Exercise Price

The exercise price for stock option awards is equal to the last reported sale price of BWAY Holding common stock on the grant date as quoted on the NYSE. Unless otherwise determined by the Compensation Committee, “fair market value” of the common stock as of a given date is the closing sale price of BWAY Holding common stock on such date as quoted on the NYSE.

Repricing of Stock Options

Without the approval of stockholders, a stock option may not be amended to reduce its initial exercise price, except in the case of a stock split or similar event or canceled and replaced by a stock option having a lower exercise price.

Stock Ownership Guidelines

The Compensation Committee has not set specific stock ownership guidelines for the named executive officers. Messrs. Roessler, Kern and O’Connell were members of management at the time of the Kelso buyout in February 2003. At that time, these named executive officers deferred the exercise of certain equity awards and each was awarded additional equity awards to provide overall equity positions that were acceptable to Kelso, our equity partner in the buyout. Messrs. Clauer, Bednar and Linton were hired subsequent to the Kelso buyout and each received an equity award when they became an executive officer.

At the end of fiscal 2009, the Compensation Committee approved an option grant to certain members of management, including each named executive officer in place at the time of the grant.

Tax and Other Considerations

Tax Deductibility of Compensation

Section 162(m) of the IRC limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer, the Chief Financial Officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid as related to fiscal 2009 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1.0 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our named executive officers, and we believe we have taken all actions that may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

Accounting Treatment

We account for stock-based awards based on their grant date fair value, as determined using applicable accounting guidance. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest. The majority of our outstanding, unvested awards have vesting criteria based on the achievement of certain stock price targets. We used a Monte-Carlo simulation model to determine an expected term over which to recognize the expense, which was fully recognized in fiscal 2009. Outstanding, unvested options granted after the initial public offering vest over a three year service period, with one-third vesting on each anniversary date.

Executive Compensation Changes Planned for Fiscal 2010

Short-Term Incentive

In fiscal 2010, AIP performance metrics for Mr. Bednar will be based 50% on consolidated ROIC and 50% on consolidated Adjusted EBITDA less capital expenditures. The change reflects the elimination of the Company’s divisional structure in fiscal 2009. The Compensation Committee does not expect to change the bonus criteria for the other named executive officers.

Fiscal 2010 Basis for Establishing Compensation

The basis for establishing compensation will remain unchanged in fiscal 2010. As discussed above, the metrics for short-term incentive awards under our AIP continue to reflect what we believe are measures important to stockholders. The Compensation Committee is currently evaluating base salary and short-term incentive base percentage for each named executive officer based, in part, on the analysis provided by the independent compensation consultant.

Fiscal 2010 Long-Term Incentives

The Compensation Committee is currently evaluating the sufficiency of management’s outstanding long-term incentive awards as an incentive for the achievement of long-term goals. Although we do not anticipate any additional long-term incentive awards to the named executive officers in fiscal 2010, the Compensation Committee will evaluate the use of such awards should circumstances change or if it determines in its discretion that additional awards are necessary to fulfill our compensation objectives.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” in this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and considered to be furnished in the Company’s annual report on Form 10-K for the fiscal year ended September 27, 2009.

Compensation Committee

Warren J. Hayford, Chairman

Earl L. Mason

Wellford L. Sanders, Jr.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our named executive officers during fiscal years 2009, 2008 and 2007:

Name and Principal Position	Fiscal Year		Base Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Mr. Roessler	2009		624,000		250,000		399,441	(3)	1,092,000		48,628	(4)	41,039	(5)	2,455,108
President and Chief Executive Officer	2008		607,000		—		1,230,001	(6)	531,125		—		39,918	(5)	2,408,044
	2007		550,000		3,681,000	(7)	2,207,144	(8)	—		—		47,706	(5)	6,485,850
Mr. Clauer(9)	2009		300,000		100,000		38,932	(10)	375,000		—		18,951	(11)	832,883
Executive Vice President and Chief Financial Officer
Mr. Kern	2009		350,200		—		95,831	(3)	437,750		—		50,963	(12)	934,744
Senior Vice-President and Chief	2008		346,375		—		295,203	(6)	216,484		—		48,086	(12)	906,148
Administrative Officer	2007		323,333		1,417,000	(7)	529,712	(8)	—		—		47,127	(12)	2,317,172
Mr. O’Connell	2009		226,600		50,000		40,312	(3)	226,600		—		29,475	(13)	572,987
Vice-President, Treasurer and Secretary	2008		224,125		—		123,001	(6)	112,063		—		28,727	(13)	487,916
	2007		211,667		805,000	(7)	220,713	(8)	—		—		25,785	(13)	1,263,165
Mr. Bednar	2009		300,000		50,000	(14)	78,097	(15)	375,000		—		—		803,097
Executive Vice President, Operations	2008		281,250		192,640	(14)	25,523	(16)	246,094		—		—		745,507
	2007	(17)	30,449		50,000	(18)	841	(16)	—		—		—		81,290
Mr. Linton(19)	2009		269,394	(20)	—		(480,759	)(21)	202,406	(22)	13,084	(23)	797,588	(24)	801,713
Senior Vice President, President and Chief Operating Officer—NAMPAC Division	2008 2007		356,563 339,367		— 972,000	(7)	361,982 629,484	(6) (6)	111,426 212,104		— —	(23) (23)	49,485 27,878	(25) (25)	879,456 2,180,833

(1)	The amounts in this column represent the dollar amount of the share-based compensation expense related to stock option awards recognized by the Company during the fiscal year for financial statement reporting purposes in accordance with FAS No. 123R. For a discussion of the share-based compensation expense, see Note 11, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009.

(2)	The amounts in this column reflect short-term incentive awards made under our AIP. The amounts in 2009, 2008 and 2007 represent awards earned and expensed in those years. The amounts are paid in the first quarter of the following fiscal year.

(3)	Of the amount shown, $3,677, $845 and $735 relates to an option grant on September 22, 2009 to Messrs. Roessler, Kern and O’Connell, respectively. Share-based compensation expense for this grant was determined using the following assumptions: 0% dividend yield, 40% expected volatility, 2.8% risk-free interest rate and 6 year expected term. For a discussion of how share-based compensation expense is calculated using these assumptions, see Note 11, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009. The remaining amount represents share-based compensation expense for options with vesting criteria modified in 2007, as further described in footnote 6 below.

(4)	During fiscal 2009, Mr. Roessler was granted benefits under a supplemental executive retirement plan (SERP). During fiscal 2009, we accrued $48,628 in expenses related to this plan. During 2009, no SERP benefits were payable.

(5)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Roessler that were not covered under our basic health insurance plan, an automobile allowance and club dues.

The out-of-pocket expenses reimbursed to the named executive officer that were not covered under our basic health insurance plan include, among other things, co-payments, deductibles and procedures not covered under the basic plan. The amounts are initially paid by the executive and submitted by him for reimbursement by the company. Any amount included in other compensation is the amount submitted by the person during the fiscal year and will not reflect any amounts incurred by the person that were not submitted to the company for reimbursement during the fiscal year.

(6)	In June 2007 in conjunction with the Company’s initial public offering, all then unvested options with service and performance vesting criteria and a portion of the unvested options with exit event criteria were immediately vested. In addition, the vesting criteria on the remaining unvested shares were modified to vest based on the market performance of the Company’ common stock. The accelerated and modified vesting of these options constituted a modification of previously issued awards, which required the recognition of share-based compensation expense. The amount shown for 2008 relates to share-based compensation expense related to the options with modified vesting criteria. For a discussion of the accelerated and modified vesting and the assumptions used to calculate share-based compensation expense related to these items, see Note 11, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009.

(7)	The amounts represent a one-time bonus paid to management based on the successful completion of BWAY Holding’s initial public offering in June 2007.

(8)	In 2007, share-based compensation expense related to options with accelerated vesting for the named executive officers was $1,825,447, $438,104, $182,543 and $510,707 for Messrs. Roessler, Kern, O’Connell and Linton, respectively. In 2007, share-based compensation expense related to options with modified vesting for the named executive officers was $381,697, $91,608, $38,170 and $118,777 for Messrs. Roessler, Kern, O’Connell and Linton, respectively. For further information, see footnote 6 above.

(9)	Mr. Clauer was hired in January 2009.

(10)	Of the amount shown, $1,103 relates to an option grant on September 22, 2009. See footnote 3 above for information on this grant. The remainder relates to an option granted to Mr. Clauer when he was hired in January 2009. Share-based compensation expense for the January grant was determined using the following assumptions: 0% dividend yield, 40% expected volatility, 1.1% risk-free interest rate and 6 year expected term. For a discussion of how share-based compensation expense is calculated using these assumptions, see Note 11, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009.

(11)	The amount includes out-of-pocket expenses related to amounts paid by Mr. Clauer that were not covered under our basic health insurance plan and an automobile allowance. See footnote 5 above for a further discussion of the out-of-pocket health plan expenses reimbursed. Mr. Clauer is not eligible for employer matching contributions under our Retirement Savings Plan until his first anniversary with the Company.

(12)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Kern that were not covered under our basic health insurance plan, an automobile allowance and club dues. See footnote 5 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(13)	The amount includes employer matching contributions under our Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. O’Connell that were not covered under our basic health insurance plan and an automobile allowance. See footnote 5 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(14)	In 2009, the amount represents a relocation bonus paid to Mr. Bednar related to his relocation to our office in Chicago, Illinois. In 2008, the amount represents a relocation bonus paid to Mr. Bednar to facilitate his decision to relocate to the BWAY Packaging division office in Cincinnati, Ohio. The division office was closed in 2009.

(15)	Of the amount shown, $76,994 relates to an option grant in 2007. See footnote 16 below for information on this grant. The remaining $1,103 relates to an option grant on September 22, 2009. See footnote 3 above for information on this grant.

(16)	Share-based compensation expense for these options was determined using the following assumptions: 0% dividend yield, 40% expected volatility, 4.2% risk-free interest rate and 6 year expected term. For a discussion of how share-based compensation expense is calculated using these assumptions, see Note 11, “Share-Based Compensation,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009.

(17)	Mr. Bednar was hired in August 2007.

(18)	The amount represents a sign-on bonus paid to Mr. Bednar as an incentive to accept the Company’s employment offer.

(19)	Mr. Linton resigned in May 2009.

(20)	The amount includes $38,535 paid for accrued vacation and $230,859 in base salary earned through Mr. Linton’s termination date.

(21)	The amount represents the reversal of previous accrued share-based compensation expense related to stock options previously issued to Mr. Linton. The options were not vested as of Mr. Linton’s termination date and were cancelled. The cancelled options were options with modified vesting as of the initial public offering—see footnote 6 above.

(22)	The amount represents the portion of Mr. Linton’s annual incentive bonus earned through his termination date. Per his separation agreement, Mr. Linton was entitled to receive an amount equal to the annual incentive bonus he would have earned had he been employed for the entire fiscal year. The total bonus paid was $315,438, of which $113,032 is included in other compensation as a severance benefit.

(23)	The actuarially determined liability related to Mr. Linton’s participation in the NAMPAC defined benefit pension plan increased $13,084 in fiscal 2009, decreased $179 in fiscal 2008 and decreased $1,559 in fiscal 2007. The liabilities decreased in 2008 and 2007 as discount rates changed. Pension benefits, when payable, will be paid from the plan trust. See Note 14, “Employee Benefit Obligations – Pension and Postretirement Benefit Plans,” of Notes to Consolidated Financial Statements, in Item 8 of our annual report on Form 10-K for the fiscal year ended September 27, 2009. The decrease in pension value is not included in the table.

(24)	In May 2009, the Company eliminated its operating divisions and Mr. Linton resigned from the Company. The Company and Mr. Linton entered into a separation agreement that provided Mr. Linton with severance benefits of $766,007. These benefits include 21 months of base salary ($630,875), annual incentive pay from the date of termination through the end of the fiscal year ($113,032—see footnote 22 above) and amounts for COBRA reimbursement, attorney fees and outplacement services. The severance benefits were accrued in fiscal 2009 and are being paid over time.

The amount also includes $31,581 related to employer contributions under the NAMPAC Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Linton that were not covered under our basic health insurance plan, an automobile allowance and club dues. See footnote 5 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

(25)	The amount includes employer contributions under the NAMPAC Retirement Savings Plan, out-of-pocket expenses related to amounts paid by Mr. Linton that were not covered under our basic health insurance plan ($27,024 in fiscal 2008), an automobile allowance and club dues. See footnote 5 above for a further discussion of the out-of-pocket health plan expenses reimbursed.

GRANTS OF PLAN-BASED AWARDS

The table below summarizes grants of incentive plan awards to each of our named executive officers during fiscal 2009:

Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards-Target (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Mr. Roessler	AIP LTIP	— 09/22/09	109,200 —	655,200 —	1,092,000 —	— 100,000	— 794,170
Mr. Clauer	AIP LTIP LTIP	— 01/05/09 09/22/09	37,500 — —	225,000 — —	375,000 — —	— 50,000 30,000	— 155,940 238,251
Mr. Kern	AIP LTIP	— 09/22/09	43,775 —	262,650 —	437,750 —	— 23,000	— 182,659
Mr. O’Connell	AIP LTIP	— 09/22/09	22,660 —	135,960 —	226,600 —	— 20,000	— 158,834
Mr. Bednar	AIP LTIP	— 09/22/09	18,750 —	225,000 —	375,000 —	— 30,000	— 238,251
Mr. Linton(5)	AIP	—	22,531	270,375	450,625	—	—

(1)	The annual incentive plan (AIP) and long-term incentive plan (LTIP) are described under “Compensation Discussion and Analysis,” which begins on page 14.

(2)	The actual amount awarded for fiscal 2009 was paid in December 2009 and is shown in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 21.

(3)	All of the equity incentive plan awards granted in the fiscal year are service based awards that vest in three equal tranches on each of the first three anniversary dates of the grant. Because these awards will vest based on the passage of time, it is assumed that all of the awards will be paid in the future.

(4)	The grant date fair value of the awards reflected in this column was computed in accordance with applicable accounting guidance based on the closing price of BWAY Holding Company’s common stock on the grant date.

(5)	Mr. Linton resigned in fiscal 2009. The amounts shown as estimated future payouts represent those amounts that would have been payable under the plan had Mr. Linton been with the Company for the entire fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides a summary of equity awards outstanding for each of the named executive officers at September 27, 2009:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mr. Roessler	37,311 56,758 536,922 —	— — 214,018 100,000	(1) (4)	1.84 1.78 5.35 18.56	2/21/2010 9/05/2011 2/08/2013 9/22/2019
Mr. Clauer	— —	50,000 30,000	(3) (4)	7.85 18.56	1/05/2019 9/22/2019
Mr. Kern	15,389 78,697 128,861 —	— — 51,365 23,000	(1) (4)	1.61 2.96 5.35 18.56	12/14/2009 1/28/2012 2/08/2013 9/22/2019
Mr. O’Connell	2,346 32,472 53,691 —	— — 21,402 20,000	(1) (4)	1.61 2.96 5.35 18.56	12/14/2009 1/28/2012 2/08/2013 9/22/2019
Mr. Bednar	20,000 —	10,000 30,000	(2) (4)	11.23 18.56	9/18/2017 9/22/2019

(1)

The unexercisable options outstanding will become vested in three equal tranches based on an average per share closing price of BWAY Holding common stock over 45 day periods with a minimum closing price on the 45th day for each tranche, as follows: (i)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $19.26 and the closing price on the 45th such day is at least $16.37; (ii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $21.52 and the closing price on the 45th such day is at least $18.29; and (iii)  1/3 will vest if the average per share closing price of BWAY Holding common stock over any consecutive 45 days during which the stock trades is at least $23.78 and the closing price on the 45th such day is at least $20.21.

(2)	The unexercisable options outstanding will become vested in on September 18, 2010.

(3)	The unexercisable options outstanding will become vested in three equal tranches on the each of the first three anniversary dates of the grant. The options were granted on January 5, 2009.

(4)	The unexercisable options outstanding will become vested in three equal tranches on the each of the first three anniversary dates of the grant. The options were granted on September 22, 2009.

OPTIONS EXERCISED

There were no options exercised by the named executive officers during fiscal 2009.

PENSION BENEFITS

The table below provides a summary of the pension benefits for our named executive officers as of September 27, 2009:

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Roessler	Supplemental Executive Retirement Plan	9.6	48,628	—
Mr. Linton	NAMPAC Pension Plan	3.1	52,054	—

(1)	The plans are described in further detail, including a discussion of the assumptions used to determine the valuation for financial reporting purposes under generally accepted accounting principles, in footnotes to the Company’s audited financial statements. See Note 14, “Employee Benefit Obligations,” of Notes to Consolidated Financial Statements, in Item 8 of the annual report on Form 10-K for the fiscal year ended September 27, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have change-in-control agreements and employment agreements with certain of our named executive officers (see “Management Employment Agreements” and “Change in Control Agreements” below). As such, potential payments that could be received by our named executive officers upon termination of employment or a change-in-control would be in connection with these agreements and equity-based incentive awards granted under our LTIP. The amounts reported for stock options represent the intrinsic value of stock options, calculated based on the closing price of our common stock on September 25, 2009, the last trading day in fiscal 2009. The amounts reported for change-in-control agreements represent the amounts payable upon a change-in-control as if such occurred on September 27, 2009.

The following table summarizes potential payments of upon termination or change-in-control for each named executive officer under various scenarios:

			Termination
Name	Element	For Cause(1) ($)	Not for Cause(2) ($)		Following Change-in- Control(3) ($)		Death or Disability(4) ($)		Retirement(5) ($)
Mr. Roessler	Stock options	—	8,536,471		8,536,471		8,536,471		8,536,471
	Payments	—	1,953,000	(6)	2,016,000		1,953,000	(7)	—

	Total	—	10,489,471		10,552,471		10,489,471		8,536,471
Mr. Clauer	Stock options	—	—		—		—		—
	Payments	—	731,000		—		—		—

	Total	—	731,000		—		—		—
Mr. Kern	Stock options	—	3,143,952		3,143,952		3,143,952		3,143,952
	Payments	—	—		793,000	(8)	—		—

	Total	—	3,143,952		3,936,952		3,143,952		3,143,952
Mr. O’Connell	Stock options	—	1,236,999		1,236,999		1,236,999		1,236,999
	Payments	—	—		400,000		—		—

	Total	—	1,236,999		1,636,999		1,236,999		1,236,999
Mr. Bednar	Stock options	—	142,400		142,400		142,400		142,400
	Payments	—	—		—		—		—

	Total	—	142,400		142,400		142,400		142,400

(1)	All stock options are immediately and irrevocably forfeited upon termination for cause. In addition, no amounts are payable under the applicable change-in-control agreements upon termination for cause.

(2)	Upon voluntary termination or termination other than for cause: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date; and (ii) all unvested stock options are immediately and irrevocably forfeited as of the date of termination. In addition, no amounts are payable under the applicable change-in-control agreements upon voluntary termination or termination other than for cause.

(3)	Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) stock options vest 100% and may generally be exercised until their natural dates of expiration; and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)	Upon death or disability: (i) stock options that are vested as of the date of death or disability may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of death or disability. In addition, no amounts are payable under the applicable change-in-control agreements upon death or disability.

(5)	Upon qualified retirement: (i) stock options that are vested as of the date of qualified retirement may generally be exercised for a period of one year; and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of qualified retirement. In addition, no amounts are payable under the applicable change-in-control agreements upon qualified retirement.

(6)	This amount represents amounts due under a management employment agreement. For a summary of the amounts payable to the named executive officer and any material restrictive covenants contained in the agreement, see “Management Employment Agreements” below.

(7)	In the case of disability (as defined in the agreement and as determined by the Board in its sole and absolute discretion), Mr. Roessler is entitled to the same benefits as if terminated without cause. In the event of disability, the amount payable to Mr. Roessler by the Company is reduced by any amounts he may receive during the same period under any disability polices maintained by the Company. The amount shown includes approximately $360,000 in benefits payable under long-term disability insurance maintained by the Company.

(8)	This amount represents amounts due under a change-in-control agreement. For a summary of the amounts payable to the named executive officer and restrictive covenants contained in the agreement, see “Change in Control Agreements” below.

Management Employment Agreements

Mr. Roessler

In February 2009, BWAY entered into an employment agreement with Mr. Roessler. Pursuant to the agreement, during the employment period (i) Mr. Roessler shall be the Chief Executive Officer and shall report directly to the Board; and (ii) the Board shall nominate, and use best efforts to cause the Company’s shareholders to re-elect Mr. Roessler to serve as a member of the Board. The agreement shall continue until terminated by Mr. Roessler due to resignation for “good reason” or without “good reason,” by the Company at any time for “cause” or without “cause,” by Mr. Roessler’s death, or by either Mr. Roessler or the Company upon expiration of a “disability period.”

The agreement initially set Mr. Roessler’s base salary at $624,000 per year and is subject to increases at the discretion of the Board. In addition, Mr. Roessler shall be eligible to receive an annual bonus based upon specific performance objectives as determined by the Board in its sole and absolute discretion. The agreement sets the base bonus percentage at 70% of base salary, but Mr. Roessler may be eligible for a maximum bonus of 2.5 times the base bonus if maximum performance objectives are achieved, and he may not receive a bonus if certain minimum performance objectives are not achieved. The Board in its sole and absolute discretion may change the base bonus percentage, but it may not be less than 70% of base salary. In addition to base salary and annual bonus, Mr. Roessler shall be (i) eligible to receive options and other awards available for grant under the Company’s stock incentive plan, as determined by the Board in its sole and absolute discretion; and (ii) entitled to participate in all of the Company’s other employee benefit programs in which executive officers are generally eligible.

Mr. Roessler shall be entitled to certain supplemental retirement benefits if he retires after 14 years of employment with the Company, as determined from his original hire date. The supplemental retirement benefit consists of an annual benefit of 20% of the base salary in effect upon retirement. The benefit percentage increases 5% after each subsequent five-year period to a maximum of 35% of base salary after 29 years of service. The supplemental retirement benefit is payable until Mr. Roessler’s death with a 50% surviving spouse benefit until the death of such spouse.

If the Company terminates Mr. Roessler without “cause,” if by Mr. Roessler terminates his employment for “good reason” or if either party terminates Mr. Roessler following a “disability period,” subject to certain limitations, Mr. Roessler will be entitled to (i) a lump sum cash payment equal to 3.05 times his base salary; and (ii) continuation of certain employee benefits and insurance until the second anniversary of the date of such termination (the “separation benefits”).

If such termination occurs within 30 days before or 2 years after a “change in control”, the separation benefits shall include (i) the continuation of certain perquisites for the later of six months following the date of such termination or to the end of the calendar year in which such termination occurs; (ii) a lump sum payment of premiums for individual life insurance on substantially similar terms as the coverage as of the date of termination for a period of 1 1/2 years; (iii) full vesting of all benefits to which Mr. Roessler is entitled under each nonqualified retirement plan and nonqualified deferred compensation plan maintained by the Company in which Mr. Roessler is a participant as of the date of termination (excluding supplemental executive retirement plan benefits and stock options granted to Mr. Roessler); and (iv) the payment of reasonable fees and expenses for outplacement services for a period of 12 months following the date of termination.

If the Company terminates Mr. Roessler for “cause” or because of Mr. Roessler’s death or “voluntary resignation”, Mr. Roessler (or in the case of his death, his estate) shall be entitled to receive his base salary through the date of termination. If Mr. Roessler’s employment is terminated because of his death or voluntary resignation after reaching age 65, he shall also be entitled to receive a pro rata bonus based on the Company’s performance, as determined by the Board in its sole and absolute discretion, for such fiscal year in which the event occurs.

The separation benefits and, if applicable, the change in control Benefits shall constitute full satisfaction of the Company’s obligations under the agreement; provided that the Company’s obligation to provide such benefits shall be conditioned upon (i) the execution and non-revocation by Mr. Roessler of the Company’s standard form “separation and release agreement;” and (ii) Mr. Roessler’s compliance with all post-termination obligations contained in the agreement.

Mr. Roessler is subject to a confidentiality restriction during his employment and thereafter, and to non-compete and non-solicitation restrictions during his employment and, if Mr. Roessler is entitled to the severance benefits, for 2 years following the date of termination or if Mr. Roessler is not entitled to the severance benefits for 18 months following the date of termination.

The Company shall indemnify and hold harmless Mr. Roessler from all losses and claims incurred in connection with any actions taken by him in this capacity as an officer or director of the Company or any of its subsidiaries in accordance with, and to the fullest extent permitted under, Delaware General Corporate Law as in effect from time to time.

For purposes of Mr. Roessler’s employment agreement, “cause,” “change in control” and “good reason” are substantially similar to the terms as described under “Change in Control Agreements.”

Mr. Clauer

If we terminate Mr. Clauer without cause, he is entitled to separation benefits consisting of (i) a lump sum payment equal to 12 months of his then current base salary; (ii) a lump sum payment equal to 1.5 times his then current annual target incentive bonus; (iii) reimbursement of COBRA premiums under the Company’s medical group health plan for 12 months; and (iv) monthly payments of $1,300 for 12 months. The benefits are memorialized in a letter agreement dated January 4, 2010.

Change in Control Agreements

Mr. Roessler is entitled to certain change in control benefits per his employment agreement, as outlined above. The Company also provides change in control benefits to Messrs. Kern and O’Connell pursuant to a change of control agreement with each of them. The agreements expire on December 31 of each year, but are subject to automatic one-year renewals unless the Company or the executive provides written notice of non-renewal at least 30 days prior to expiration. The agreements automatically renewed on December 31, 2009.

If an executive is not continuously employed with the company through the date that is 30 days prior to the change in control event, the change in control agreement will be void and without effect. If a change in control occurred within the agreement’s initial or extended term, the executive would be entitled to certain benefits if we were to terminate the executive’s employment without cause or as a result of the executive’s death or disability, or if the executive terminates employment for good reason at any time within 30 days prior to or 24 months following the change in control event. The benefits would generally include the following:

(a)	a lump sum payment equal to the sum of one-and a half (in the case of Mr. Kern) or one (in the case of Mr. O’Connell) times the executive’s base salary, and one times the executive’s target bonus;

(b)	continuation of perquisites until the later of the end of the year in which the executive terminates employment or the date that is six months following the executive’s termination of employment;

(c)	reimbursement of COBRA premiums under our group health plan and dental plan for up to one and a half years following the executive’s termination of employment;

(d)	individual life insurance coverage on substantially similar terms as the coverage provided to the executive as of the date his employment terminated under our group life insurance plan for a period of one and a half years following the termination date;

(e)	any retirement benefits to which the executive may be entitled pursuant to any nonqualified retirement or nonqualified deferred compensation plans maintained by us in which the executive is a participant as of the termination date would fully vest; and

(f)	outplacement services for a period of 12 months.

The change in control agreements provide that if any payments to the executive are considered “excess parachute payments” as defined in Section 280G of the IRC, the amount payable under the agreement will be reduced by the minimum amount necessary to reduce the “parachute payments” to 299% of the executive’s “base amount” as defined in Section 280G of the IRC.

Payment of the benefits described above will be delayed for six months following the date the executive’s employment terminates if such delay is deemed necessary to avoid the imposition on the executive of an additional tax under Section 409A of the IRC.

Following termination, each executive will be subject to a customary one-year non-compete agreement, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits, as well as to forfeit any vested or unvested equity awards and return any compensation realized by the executive upon the vesting of such equity awards that occurred during the period beginning from the earlier of the date the executive materially violated any restrictive covenant or the date the executive terminated employment.

For purposes of the change in control agreements, a “change in control” is generally defined to include:

•

the acquisition by any person, other than by us, our subsidiaries, any of our employee benefit plans or their subsidiaries or, collectively, Kelso Investment Associates VI, L.P. and KEP VI, LLC, of 50% or more of the combined voting power of our then outstanding voting securities;

•	a change in the majority of the board during any 24 month period as a result of a proxy contest;

•

a merger or consolidation resulting in the persons who were owners of our voting securities, immediately prior to such transaction, ceasing to own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving company;

•

a liquidation or dissolution of our company (other than a liquidation of our company into any of our subsidiaries or a liquidation resulting in shareholders that held a majority of our voting stock prior to the liquidation holding substantially all of our assets); or

•	the sale, transfer or other disposition of 80% or more of our assets in a single transaction or a series of related transactions in any consecutive 12-month period to one or more unaffiliated persons.

A change in control will not be deemed to occur if we file for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code. In addition, a change in control will not be deemed to occur upon a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers our common stock.

For purposes of the change in control agreements, “cause” is generally defined to include:

•	refusal or neglect to perform employment-related duties;

•	willful misconduct or breach of fiduciary duty resulting in material harm to us;

•	conviction of or entering a plea of guilty to a crime constituting a felony or willful violation of any other law, rule, or regulation (other than a traffic offense);

•	material breach of any restrictive covenant with us.

For purposes of the change in control agreements, “disability” is generally defined as a reasonably documented physical or mental illness preventing an executive from performing his duties for us on a full-time basis for more than six months, and within 30 days after we have provided written notice of termination, the executive has not returned to the full time performance of his duties.

“Good reason” is generally defined to include:

•	any action by us that is materially inconsistent with, or results in the material reduction of, the executive’s current title, duties or responsibilities;

•	the executive’s current base salary is materially reduced below his salary on the date of a change in control;

•	the executive’s benefits are materially reduced, unless a similar reduction is made for other executives;

•	the change in control requires executive is required to relocate more than 25 miles; or

•	our successor fails to assume the executive’s change in control agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information presented under this caption, “Certain Relationships and Related Party Transactions” is incorporated by reference into Item 13, “Certain Relationships and Related Transactions, and Director Independence,” in the Company’s annual report on Form 10-K for the fiscal year ended September 27, 2009.

REGISTRATION RIGHTS AGREEMENT

On February 7, 2003, BWAY Holding entered into a registration rights agreement with the non-Kelso Securityholders. Pursuant to this agreement, the Kelso affiliates have the right to make an unlimited number of requests that BWAY Holding register their shares under the Securities Act of 1933, as amended, and, following the first anniversary of an initial public offering, Mr. Hayford has the right to make up to two requests for such registration. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if BWAY Holding proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders of registration rights under the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

NOMINATING AGREEMENT

In June 2007, we entered into a Nominating Agreement with the Kelso affiliates. Under the terms of the agreement, so long as the aggregate beneficial ownership percentage of Kelso and its affiliates, including any shares of common stock over which Kelso or any affiliate of Kelso has voting or dispositive power, in the total outstanding shares of our common stock exceeds the percentages set forth in the table below, the Board, acting through the Nominating and Corporate Governance Committee, will include in the slate of nominees recommended to stockholders of the Company for election as directors the number of individuals designated by Kelso set forth opposite the applicable percentage:

Ownership Percentage	Number of Kelso Designees
Less than 15% but equal to or greater than 5%	1 individual
Less than 30% but equal to or greater than 15%	2 individuals
Equal to or greater than 30%	3 individuals

KELSO ARRANGEMENTS

Kelso provides certain advisory services to the company. We do not pay any advisory fees to Kelso related to these services. We reimburse Kelso for their actual expenses incurred and indemnify them in connection with any services provided to us.

REVIEW OF RELATED PARTY TRANSACTIONS

Prior to entering into a related party transaction, the Board reviews such transaction for any conflicts of interest or unfavorable terms relative to a similar arms-length transaction. The Board may approve a related party transaction based on its review of the transaction and its determination that said transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended September 27, 2009. Our stockholders ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm with an affirmative vote of greater than 99% of the stockholders eligible to vote at the 2009 annual meeting of stockholders. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010 and has asked our stockholders to ratify the appointment (see Proposal 2).

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes for managing business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm auditor in carrying out its oversight responsibilities.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

AUDIT AND NON-AUDIT FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our annual financial statements for the years ended September 27, 2009 and September 28, 2008 and fees billed for tax and other services rendered by Deloitte & Touche during those periods. The Audit Committee approved all fees incurred by the Company from Deloitte & Touche in 2009 and 2008 pursuant to the committee’s pre-approval policy.

$ in Millions Description	Fiscal 2009	Fiscal 2008
Audit fees[1]	$0.7	$1.2
Audit-related fees[2]	0.2	—
Tax fees[3]	0.1	0.2
All other fees[4]	0.4	—

Total fees	$1.4	$1.4

(1)	Audit fees relate to services rendered in connection with the audit of the Company’s annual financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

(2)	Audit-related fees include fees for SEC registration statement services and consultation on accounting standards or transactions and business acquisitions.

(3)	Tax fees relate to services for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the above captions. Other fees in fiscal 2009 related to certain financial due diligence services related to business acquisitions initiated during the fiscal year. There were no other fees paid in fiscal 2008.

HOUSEHOLDING

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each document to you if you send a written request to the attention of Investor Relations, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 or by calling Investor Relations at (770) 645-4800. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Annual Meeting. If any other item of business is properly brought before the Annual Meeting, the persons appointed to vote the proxies will vote the shares they represent in accordance with their best judgment in the interest of the Company.

PROPOSALS FOR THE NEXT ANNUAL MEETING

We currently intend to hold our next annual meeting in February 2011. Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2011 Annual Meeting of Stockholders (the “2010 Annual Meeting”) must submit the director nomination or proposal to us in writing, to be received no later than 5:00 p.m. (Eastern Time) on September 30, 2010, to the attention of the Corporate Secretary at the address of our principal executive office: BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

Assuming that the 2011 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2010 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2011 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than November 24, 2010 or earlier than October 25, 2010.

In the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2011 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business in the 90th day prior to the date of the 2011 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our bylaws and applicable laws.

BWAY Holding Company

WO#
66509
▼ FOLD AND DETACH HERE ▼

The Board of Directors Recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.	Please mark your votes as indicated in this example	☒

		FOR all Nominees listed below (except as marked to the contrary)	WITHHELD For all Nominees listed below	*EXCEPTIONS			FOR AGAINST ABSTAIN
Proposal 1 -	Election of the following Nominees as Directors, to serve for a term of one year: Nominees: 01 Jean-Pierre M. Ergas 02 Warren J. Hayford 03 Earl L. Mason 04 Lawrence A. McVicker 05 David M. Roderick	☐ ☐ 06 Kenneth M. Roessler 07 Wellford L. Sanders, Jr. 08 David I. Wahrhaftig 09 Thomas R. Wall, IV		☐	Proposal 2 -	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	☐ ☐ ☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)					Proposal 3 -	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

*Exceptions

YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your BWAY Holding account online.

Access your BWAY Holding account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for BWAY Holding, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You may review our SEC filings, including the proxy statement relating to this meeting, online at the Investor Relations page at www.bwaycorp.com.

▼  FOLD AND DETACH HERE  ▼

PROXY	PROXY

BWAY HOLDING COMPANY

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

ANNUAL MEETING OF STOCKHOLDERS – FEBRUARY 22, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BWAY Holding Company (the “Company”) hereby appoints Jeffrey M. O’Connell and Michael B. Clauer, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of January 21, 2010 at the Annual Meeting of Stockholders to be held at the Oak Brook Regency Towers, 1415 West 22nd Street, Suite 550E, Oak Brook, Illinois 60523, at 9:00 a.m. CST on Monday, February 22, 2010, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Stockholders and the accompanying proxy statement, each of which is incorporated herein by reference, subject to any directions noted on the reverse side of this card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR each Director nominee named in Proposal 1 and FOR Proposal 2. Should any other matter requiring a vote of the stockholders arise at the Annual Meeting or any adjournment or postponement thereof, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
WO# 66509